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                                             Exhibit A

NEES Energy, Inc.
Balance Sheet (Thousands of Dollars)
As of March 31, 1997
(Unaudited, Subject to Adjustment)


ASSETS
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  Equity investment in AllEnergy
     Marketing Co., L.L.C.                                 $4,024

  Current assets:
     Cash                                                      68
     Prepaid taxes                                            700
                                                           ------
  Total current assets                                        768
                                                           ------

  Total assets                                             $4,792
                                                           ======


LIABILITIES AND PARENT COMPANY'S INVESTMENT
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Current liabilities:
  Accounts payable                                        $    18
  Accounts payable to associated companies                     75

Parent Company's Investment:
  Common stock, par value $1 per share                          1
  Subordinated notes payable to parent                      7,055
  Accumulated deficit                                      (2,357)
                                                           ------
                                                            4,699
                                                           ------

Total liabilities and parent company's investment          $4,792
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